CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

 PCS’ Chief Executive Officer, Chief Financial Officer, Controller, and other financial professionals are responsible for ensuring that all documents the Company files with the U.S. Securities and Exchange Commission and all public communications by the Company contain full, fair, accurate, timely, and understandable disclosures about the Company.

This Code of Ethics for Senior Financial Officers clarifies the responsibilities of PCS’ Chief Executive Officer, Chief Financial Officer, Controller and other financial professionals regarding PCS’ financial integrity. Any amendments or waivers with respect to this Code of Ethics for Senior Financial Officers may be approved only by the audit committee of PCS’ board of directors and must be promptly disclosed to shareholders on PCS’ website as required by applicable securities laws. The PCS Code of Ethics for Senior Financial Officers is as follows:

PCS Code of Ethics for Senior Financial Officers

This PCS Code of Ethics for Senior Financial Officers applies to the President and Chief Executive Officer, Chief Financial Officer, and Controller of PCS and its reporting subsidiaries and all professionals serving in a finance, accounting, treasury, tax or investor relations role. PCS expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing, and abide by PCS’ Standards of Conduct and other policies and procedures adopted by PCS that govern the conduct of its employees.  This PCS Code of Ethics for Senior Financial Officers is intended to supplement PCS’ Standards of Conduct.

You agree to:

1. Ethical Conduct.  Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2. Avoid Conflicts of Interest.  Avoid conflicts of interest and disclose to the chair of the audit committee of PCS’ board of directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict.  A “conflict of interest” arises when your personal interests could reasonably be expected to affect your judgment of what is in PCS’ best interest.  Conflicts of interest arise in many situations, including when you (a) directly or indirectly transact business with PCS, (b) use your position with PCS for personal gain, or (c) compete directly or indirectly with PCS.

3. Protect Confidentiality.  Take all reasonable measures to protect the confidentiality of non-public information about PCS, its subsidiaries, and their customers obtained or created in connection with your employment activities, and to prevent the unauthorized disclosure of such information unless required by applicable law.

PCS EDVENTURES!.COM, INC. CODE OF ETHICS FOR FINANCIAL PROFESSIONALS - 1 42402.0013.1727384.6

4.Fair Disclosure.  Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that PCS and any of its subsidiaries files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by PCS and its subsidiaries.

5. Law and Regulations.  Comply with applicable governmental laws, rules, and regulations, as well as the rules and regulations of self-regulatory organizations of which PCS or its subsidiaries are members.

6. Report.  Promptly report any possible violation of this Code of Ethics to the chair of the audit committee of PCS’ board of directors, Murali Ranganathan, 1015 W Fort Street, Boise, Idaho 83702  (208) 297-9046, mrangana@hotmail.com, or alternatively to the Company’s general counsel, Russell Case, RC Business Law, P.O. Box 7038, Boise, Idaho  83707,  (208) 991-8317,  Russell@casecorporatecounsel.com.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate, or mislead the independent public auditors of PCS or its subsidiaries for the purpose of rendering the financial statements of PCS or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics can result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics can also constitute violations of law and might result in civil and criminal penalties for you, your supervisors, and PCS.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the director of your business unit, the chair of PCS’ audit committee or the Company’s general counsel, as provided by the Whistleblower Policy included in Appendix B to this Handbook. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics.

PCS EDVENTURES!.COM, INC.

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